Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-256930) of Celsius Holdings, Inc. and in the related Prospectus of our reports dated March 1, 2023 , with respect to the consolidated financial statements of Celsius Holdings, Inc., and the effectiveness of internal control over financial reporting of Celsius Holdings, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Boca Raton, Florida
March 1, 2023